EXHIBIT 99.1
IDEX Corporation Increases Regular Quarterly Cash Dividend 25 Percent
NORTHBROOK, Ill., Apr 06, 2010 (BUSINESS WIRE) — IDEX Corporation (NYSE: IEX) today announced that its Board of Directors has approved a 25 percent increase in the company’s regular quarterly cash dividend. The company’s Board of Directors has approved a 25 percent increase in the regular quarterly cash dividend to $0.15 per common share payable April 30, 2010 to shareholders of record as of April 15, 2010. This dividend represents the company’s 62nd consecutive regular quarterly cash dividend payment.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.